Exhibit 3.2

AMENDMENT NO. 1

OF

BY-LAWS

OF

PROGENICS PHARMACEUTICALS, INC.

A DELAWARE CORPORATION

(AMENDED AND RESTATED AS OF APRIL 1, 2019)

October 1, 2019

The undersigned, the duly acting Secretary of the corporation, hereby certifies that:

1. The undersigned is the duly acting Secretary of PROGENICS PHARMACEUTICALS, INC., a Delaware corporation (the “corporation”).

2. Pursuant to a resolution duly adopted by the Board of Directors of the corporation, effective October 1, 2019, the Bylaws of the corporation are amended to add a new Article XIII, which shall read as follows:

“ARTICLE XIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising out of or relating to the Corporation’s internal affairs. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.”

3. The matters set forth in this certificate are true and correct to my own knowledge.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

/s/ Patrick Fabbio
Name: Patrick Fabbio Title: Acting Secretary